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                                                                    EXHIBIT 23.4

                 CONSENT OF MCDONALD & COMPANY SECURITIES, INC.

     We hereby consent (i) to the use of our opinion letter to the Board of Directors of Alamo Title Holding Company ("Alamo") included as Appendix B to the Proxy Statement/Prospectus relating to the transaction provided for by that certain Agreement and Plan of Merger dated as of May 6, 1998 by and among Alamo, Fidelity National Financial, Inc. and AT Merger, Inc., a wholly-owned subsidiary of Fidelity ("Merger Sub") and (ii) to all of the summaries of and references to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        /s/ McDONALD & COMPANY SECURITIES, INC.

July 21, 1998